Exhibit 99.4

Press Release

Clean Harbors Completes Acquisition of HydroChemPSC
Transaction Broadens Clean Harbors Industrial Services Capabilities While Creating Significant Cross-Selling and Margin Improvement Opportunities
NORWELL, Mass. – October 8, 2021 – Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH) today announced the completion of its acquisition of HydroChemPSC (“HPC”), a leading U.S. provider of industrial cleaning, specialty maintenance and utilities services. Clean Harbors purchased HPC from an affiliate of Littlejohn & Co., LLC, for $1.25 billion in an all-cash transaction. The acquisition was financed through a combination of existing cash and proceeds from Clean Harbors’ new 2021 Incremental Term Loan financing that was completed in conjunction with the transaction. The 2021 Incremental Term Loans were issued in the aggregate principal amount of $1.0 billion at a rate of Libor +200 basis points and will become due in 2028.

With more than 5,000 employees and 240 service locations throughout the country, HPC serves a broad range of end markets including refining, chemical and utilities. For 2021, as a standalone company, HPC estimated that it would generate revenues of approximately $744 million and Adjusted EBITDA of approximately $115 million. Clean Harbors expects to achieve cost synergies of $40 million from the acquisition after the first full year of operations, through eliminating redundant corporate expenses and capturing efficiencies in customer service, transportation, branch network, asset rentals, vehicle and tank refurbishment, subcontracting and procurement.

“HPC is an established leader in Industrial Services, with proprietary technology and a dedicated manufacturing center to fabricate its own tools. The addition of HPC’s experienced team, considerable assets and customer base create significant strategic benefits to Clean Harbors beyond just expanding the size and scale of our operations,” said Alan S. McKim, Chairman, President and Chief Executive Officer of Clean Harbors. “We expect HPC’s automation and hands-free technology capabilities to drive improvements in safety, and the acquisition to create multiple cross-selling opportunities that will drive incremental waste into our network. We welcome HPC’s talented team of employees to Clean Harbors and look forward to a smooth integration. We remain confident that this transaction will greatly enhance shareholder value in the years ahead and will support our growth momentum in 2022 and beyond.”

About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental and industrial services. The Company serves a diverse customer base, including a majority of Fortune 500 companies. Its customer base spans a number of industries, including chemical, energy and manufacturing, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates in the United States, Canada, Mexico, Puerto Rico and India. For more information, visit www.cleanharbors.com.
Safe Harbor Statement
Any statements contained herein that are not historical facts, including information related to the acquisition of HydroChemPSC are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “seeks,” “should,” “estimates,” “projects,” “may,” “likely,” or similar expressions. Such statements may include, but are not limited to, statements about future financial and operating results, and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, the risks and uncertainties surrounding the Clean Harbors and HydroChemPSC transaction, and those items identified as “Risk Factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Forward-looking statements are neither historical facts nor assurances of future performance. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.

Contacts:

Michael L. Battles	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com